EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2012 First Quarter Financial Results

ELGIN, Ill., May 3, 2012 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the first quarter of fiscal 2012 which ended March 24, 2012.

First quarter highlights include:

  Sales increased 75.8%, to $50.5 million, compared to 28.7 million in the first quarter of fiscal 2011.

  Earnings per share were $0.02 in the first quarter of fiscal 2012 compared to basic and diluted earnings per share of $0.02 in the first quarter of fiscal 2011.

  Our Environmental Services (ES) segment includes parts cleaning, containerized waste, and vacuum services. During the first quarter, ES sales increased $4.4 million, or 16.9% compared to the first quarter of fiscal 2011, primarily from organic growth.

  Same-branch sales for our ES segment increased 13.7% for the quarter, measured for the 66 branches that were in operation throughout both the first quarters of 2012 and 2011.

  Average sales per working day in our ES segment were approximately $515,000, compared to $435,000 in the first quarter of fiscal 2011 and compared to $495,000 in the fourth quarter of fiscal 2011.

  Our Oil Business (OB) segment includes used oil collection and re-refining activities. During the first quarter of fiscal 2012, OB sales increased $17.4 million, to $20.0 million from $2.6 million in the first quarter of fiscal 2011, reflecting sales of base oil and byproducts from our used oil re-refinery in Indianapolis.

The Company's Founder, President and Chief Executive Officer, Joe Chalhoub, commented, "During the first quarter we achieved a significant milestone for the Company. We began producing and selling lubricant base oil at our recently completed re-refinery in Indianapolis, Indiana. We were able to show steady progress in the operation of the re-refinery throughout the quarter. During the first quarter, we fed 8.2 million gallons of used oil into the re-refinery, which allowed us to produce and sell intermediate and base oil products as planned."

Chalhoub added: "We are pleased with our ability to add customers at a strong pace. At the end of the first quarter the Company was providing service to more than 65,000 customer locations. Our growing customer base enabled us to collect 6.4 million gallons of used oil during the quarter. At the end of the first quarter we were collecting used oil at an annual run rate of approximately 31 million gallons."

Chalhoub also noted: "During the first quarter we opened four new branches, bringing our total to 71 branch locations. This significant infrastructure that we have built over many years has been critical to our rapid growth of used oil collection volumes."

Mr. Mark DeVita, Chief Financial Officer stated, "With the startup of the hydrotreater and initial base oil sales from the re-refinery, we anticipate that in the coming quarters we will begin to realize the potential of our Oil Business. The market reception to our base oil products has been excellent, and we view the current pricing conditions for base oil as favorable."

DeVita added: "We continue to be pleased with the strong revenue growth of our Environmental Services segment and the double-digit growth of same branch sales compared to the same quarter one year ago. While high energy prices continue to pressure our margins in the Environmental Services segment, we are evaluating strategies to recoup some of these increased costs."

DeVita also noted: "After the end of the first quarter we completed an equity offering of 2,956,521 shares of our common stock, which generated approximately over $56.8 million in net proceeds. We used a portion of the proceeds to pay off the balance of the revolving loan portion of our credit facility of $12.4 million during the second quarter of 2012. The remaining proceeds will be used for general corporate purposes to allow us to capitalize on market opportunities as they arise, which may include the addition of re-refining capacity via expansion of our existing re-refinery, construction of a new re-refinery, or investments in existing re-refineries."

 Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to support our used oil re-refinery; we are unable to collect sufficient used oil to run our used oil re-refinery at full capacity; the used oil re-refinery may not generate the operating results that we anticipate; we do not realize the anticipated benefits from our acquisitions; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on February 29, 2012 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 71 branches serving over 65,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on Friday, May 4, 2012 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 24, 2012	December 31, 2011
ASSETS

Current Assets:
Cash and cash equivalents	$ 732	$ 2,186
Accounts receivable - net	24,703	17,047
Income tax receivables - current	636	1,040
Inventory - net	28,650	21,260
Deferred income taxes	986	986
Other current assets	2,601	1,955
Total Current Assets	58,308	44,474
Property, plant and equipment - net	68,893	66,653
Equipment at customers - net	16,857	16,408
Goodwill	1,798	1,798
Software and intangible assets - net	4,542	4,469
Income tax receivables - noncurrent	—	254
Total Assets	$ 150,398	$ 134,056

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 25,375	$ 21,266
Short-term revolving debt	12,000	—
Accrued salaries, wages, and benefits	2,755	2,930
Taxes payable	1,489	1,121
Current maturities of long-term debt	1,303	1,053
Other accrued expenses	2,566	2,562
Total Current Liabilities	45,488	28,932
Term Loan	19,250	19,500
Long-term debt, less current maturities	1,209	1,338
Contingent Consideration, less current portion	785	1,027
Deferred income taxes	4,526	4,706
Total Liabilities	$ 71,258	$ 55,503

STOCKHOLDERS' EQUITY:

Common stock - 22,000,000 shares authorized at $0.01 par value, 14,496,574 and 14,448,331 shares issued and outstanding at March 24, 2012 and December 31, 2011, respectively	145	144
Additional paid-in capital	73,381	73,065
Retained earnings	5,614	5,344
Total Stockholders' Equity	79,140	78,553
Total Liabilities and Stockholders' Equity	$ 150,398	$ 134,056

Heritage-Crystal Clean, Inc.
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	First Quarter Ended,
	March 24, 2012	March 26, 2011

Sales	$ 50,509	$ 28,739
Operating expenses --
Operating costs	42,337	22,512
Selling, general and administrative expenses	5,757	4,541
Depreciation and amortization	1,772	1,110
Operating income	643	576
Interest expense - net	187	4
Income before income taxes	456	572
Provision for income taxes	186	234
Net income	$ 270	$ 338

Net income per share: basic	$ 0.02	$ 0.02
Net income per share: diluted	$ 0.02	$ 0.02

Number of weighted average shares outstanding: basic	14,486	14,249
Number of weighted average shares outstanding: diluted	14,962	14,369

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(In Thousands)
(Unaudited)

	First Quarter Ended, March 24, 2012
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	$ 30,513	$ 19,996		$ 50,509
Operating expenses --
Operating costs	24,299	18,038	—	42,337
Operating depreciation and amortization	1,032	603		1,635
Profit before corporate selling, general and administrative expenses	5,182	1,355	—	6,537
Selling, general and administrative expenses	—	—	5,757	5,757
Depreciation and amortization from selling, general and administrative expenses	—	—	137	137
Total selling, general and administrative expenses			5,894	5,894
Operating income (loss)				643
Interest expense - net	—	—	187	187
Income (loss) before income taxes				456
Provision for income taxes	—	—	186	186
Net income (loss)				$ 270

	First Quarter Ended, March 26, 2011
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	$ 26,112	$ 2,627	—	$ 28,739
Operating expenses --
Operating costs	19,146	3,366	—	22,512
Operating depreciation and amortization	935	38	—	973
Profit (loss) before corporate selling, general and administrative expenses	6,031	(777)		5,254
Selling, general and administrative expenses	—	—	4,541	4,541
Depreciation and amortization from selling, general and administrative expenses	—	—	137	137
Total selling, general and administrative expenses			4,678	4,678
Operating income				576
Interest expense - net	—	—	4	4
Income before income taxes				572
Provision for income taxes	—	—	234	234
Net income				$ 338

Total assets by segment as of March 24, 2012 and December 31, 2011 were as follows (in thousands):

	March 24, 2012	December 31, 2011
Total Assets:
Environmental Services	$ 32,931	$ 32,208
Oil Business	79,397	67,008
Unallocated Corporate Assets	38,070	34,840
Total	$ 150,398	$ 134,056

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, and inventories allocated to each segment. Assets for the Corporate unallocated amounts consist of property, plant, and equipment used at the Corporate headquarters, as well as cash, accounts receivable, and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	First Quarter Ended,
	(Dollars in Thousands)

	March 24, 2012	March 26, 2011

Net income (loss)	$ 270	$ 338

Interest expense - net	187	4

Provision for income taxes	186	234

Depreciation and amortization	1,772	1,110

EBITDA(a)	$ 2,415	$ 1,686

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:
EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670